   As filed with the Securities and Exchange Commission on February 20, 1997

                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               _________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               _________________

                               LOEWS CORPORATION
             (Exact name of registrant as specified in its charter)

               DELAWARE                           13-2646102
               (State or other jurisdiction of    (I.R.S. Employer
               incorporation or organization)     Identification No.)

                               667 MADISON AVENUE
                         NEW YORK, NEW YORK  10021-8087
                                 (212) 545-2000
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                GENERAL COUNSEL
                               LOEWS CORPORATION
                               667 MADISON AVENUE
                         NEW YORK, NEW YORK  10021-8087
                                 (212) 545-2000
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)
                                 _____________

                                   Copies to:

           SETH A. KAPLAN, ESQ.                 JAMES B. CARLSON, ESQ.
           WACHTELL, LIPTON, ROSEN & KATZ       MAYER, BROWN & PLATT
           51 WEST 52ND STREET                  1675 BROADWAY
           NEW YORK, NEW YORK  10019            NEW YORK, NEW YORK  10019
           (212) 403-1000                       (212) 506-2500

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _______________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                                                         Proposed Maximum
Title of Each Class of Securities            Amount to Be       Proposed Maximum       Aggregate Offering       Amount of
to be Registered(1)                           Registered    Offering Price Per Unit         Price(2)         Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
 share
Debt Securities
Preferred Stock, par value $.10 per share              (3)                        (3)    $1,000,000,000 (3)       $303,030.30
=============================================================================================================================

(1) Securities registered hereunder (the "Securities") may be sold separately, together or as units with other Securities registered hereunder. The Securities registered hereunder include such indeterminate number of shares of Common Stock or Preferred Stock which may be issued upon conversion of convertible debt securities or convertible Preferred Stock.
(2) Estimated in accordance with Rule 457(o) under the Securities Act of 1933, as amended ("Rule 457(o)") solely for the purpose of determining the registration fee.
(3) Pursuant to Rule 457(o) which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities registered, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or the proposed maximum aggregate offering price.

                                 _____________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1997

PROSPECTUS
                               LOEWS CORPORATION
                                 $1,000,000,000
                                Debt Securities
                                Preferred Stock
                                  Common Stock

     Loews Corporation (the "Company") may offer from time to time its securities consisting of debentures, notes and/or other evidences of senior unsecured debt securities (the "Senior Debt Securities"), subordinated unsecured debt securities (the "Subordinated Debt Securities," and together with the Senior Debt Securities, the "Debt Securities"), shares of preferred stock, $.10 par value per share (the "Preferred Stock"), or shares of Common Stock, $1.00 par value per share (the "Common Stock"). The Debt Securities and shares of Preferred Stock and Common Stock (collectively, the "Securities") offered hereby may be offered, separately or together, in series and in amounts and on terms determined at the time of sale and to be set forth in a supplement to this Prospectus (each, a "Prospectus Supplement"). The Debt Securities may be offered in one or more series with the same or various maturities, at par or with an original issue discount and may be denominated either in U.S. dollars or foreign currencies, including the European Currency Unit ("ECU"). The Securities will be sold directly, through agents designated from time to time or through one or more underwriters or dealers, or a group of underwriters. See "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.

     The terms of the Securities, such as (i) in the case of the Debt Securities, the specific designation, currency in which the Debt Securities are denominated, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, terms for sinking or purchase fund payments and conversion or exchange privileges, (ii) in the case of the Preferred Stock, the specific title, number of shares or fractional interests therein, any dividend, liquidation, redemption, exchange, voting, conversion and other rights, preferences and privileges, (iii) in the case of the Common Stock, the number of shares offered, and (iv) in the case of any Security, the public offering price, the names of any underwriters or agents, the amounts to be purchased by underwriters and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, will be, in each case, as set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement. All or a portion of the Securities may be issued in permanent or temporary global form. No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of the Securities.

     All Debt Securities will be effectively subordinated to all existing and future obligations of the Company's subsidiaries. The Company's subsidiaries had approximately $2,887 million aggregate principal amount of total indebtedness outstanding as of September 30, 1996. In addition, as of September 30, 1996, approximately $1,171 million aggregate principal amount of existing indebtedness of the Company would have ranked pari passu with the Senior Debt Securities and senior to the Subordinated Debt Securities.

     If Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform the Company that it intended to make a market in Securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the Securities. The Company has no current plans for listing of the Debt Securities or the Preferred Stock on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular Debt Securities or Preferred Stock will be described in the applicable Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1997

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     IN CONNECTION WITH THIS OFFERING, UNDERWRITERS, IF ANY, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE OFFERED SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 or from the Commission's worldwide web site at http://www.sec.gov. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, on which one or more of the Company's securities are listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement as permitted by the rules and regulations of the Commission. For information with respect to the Company and the Securities, reference is hereby made to such Registration Statement. The Registration Statement may be inspected without charge by anyone at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees, or at the Commission's worldwide web site. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in all respects by such reference.

                           FORWARD-LOOKING STATEMENTS

     WHEN INCLUDED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR IN ANY DOCUMENTS INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE WORDS "EXPECT," "INTENDS," "ANTICIPATES," "ESTIMATES" AND ANALOGOUS EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INHERENTLY ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER

MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, GENERAL ECONOMIC AND BUSINESS CONDITIONS, COMPETITION, CHANGES IN FOREIGN POLITICAL, SOCIAL AND ECONOMIC CONDITIONS, REGULATORY INITIATIVES AND COMPLIANCE WITH GOVERNMENTAL REGULATIONS, CUSTOMER PREFERENCES AND VARIOUS OTHER MATTERS, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS OR AS OF THE DATE OF THE PARTICULAR DOCUMENT IN WHICH ANY SUCH STATEMENTS APPEAR. THE COMPANY
EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN, IN ANY PROSPECTUS SUPPLEMENT OR IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1--6541) are incorporated in this Prospectus by reference and made a part hereof:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 28, 1996;
          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 14, 1996;
          (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the Commission on August 14, 1996;
          (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 filed with the Commission on November 14, 1996; and
          (e) The Company's Current Report on Form 8-K filed with the Commission on December 11, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Loews Corporation at its principal executive office, 667 Madison Avenue, New York, N.Y. 10021-8087, Attention: Corporate Secretary (telephone: (212) 545-2000).

                         -----------------------------

                               LOEWS CORPORATION

     Loews Corporation is a holding company. Its subsidiaries are engaged in the following lines of business: property, casualty and life insurance (CNA Financial Corporation, an 84% owned subsidiary, "CNA"); the production and sale of cigarettes (Lorillard, Inc., a wholly owned subsidiary, "Lorillard"); the operation of hotels (Loews Hotels Holding Corporation, a wholly owned subsidiary, "Loews Hotels"); the operation of offshore oil and gas drilling rigs (Diamond Offshore Drilling, Inc., a 51% owned subsidiary, "Diamond Offshore"); and the distribution and sale of watches and clocks (Bulova Corporation, a 97% owned subsidiary, "Bulova").

     CNA's principal business is insurance. CNA's insurance subsidiaries underwrite property, casualty, life, and accident and health coverages. Their principal market for insurance is the United States. CNA's foreign operations are not significant. CNA's property and casualty insurance operations are conducted by Continental Casualty Company ("Casualty") and The Continental Corporation and their property and casualty insurance affiliates, and its life insurance operations are conducted by Continental Assurance Company and its life insurance affiliate. Insurance products are marketed by CNA through independent agents and brokers. CNA accounted for 78.75%, 81.27% and 80.32% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

     Lorillard's principal products are marketed under the brand names of Newport, Kent and True with substantially all of its sales in the United States. Lorillard's major trademarks outside of the United States were sold in 1977. Lorillard's largest selling brands are the Newport and Kent brands, which accounted for approximately 70% and 11%, respectively, of Lorillard's sales in 1995. Lorillard accounted for 11.00%, 14.29% and 13.95% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

     Loews Hotels properties consist of 14 hotels, 11 of which are in the United States, two are in Canada and one is located in Monte Carlo. In addition to these properties, Loews Hotels is currently building a new 800-room property in Miami Beach, Florida. Loews Hotels accounted for 1.17%, 1.61% and 1.35% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

     Diamond Offshore's business primarily consists of owning and operating 47 offshore drilling rigs which are used on a contract basis by companies engaged in exploration and production of hydrocarbons. Offshore rigs are mobile units that can be relocated based on market demand. Currently 66% of these rigs operate in the Gulf of Mexico, 9% operate in the North Sea and the remaining 25% are located in various foreign markets. Diamond Offshore accounted for 1.82%, 2.25% and 2.11% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

     Bulova distributes and sells watches and clocks under the brand names of Bulova, Caravelle and Accutron with substantially all of its sales in the United States and Canada. All watches and clocks are purchased from foreign suppliers. Bulova accounted for .59%, 1.12% and 1.12% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

     The Company also owns a 49% common stock interest in a joint venture which is engaged in the business of owning and operating six large crude oil tankers that are used primarily to transport crude oil from the Persian Gulf to a limited number of ports in the Far East, Northern Europe and the United States.

     The Company is a holding company and derives substantially all of its operating income and cash flow from its subsidiaries. The Company must rely upon distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Debt Securities, or to declare and pay dividends on the Preferred Stock and Common Stock, if any. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, applicable state laws and any restrictions that may be contained in credit agreements or other financing arrangements entered into by such subsidiaries. Claims of creditors of the

Company's subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Debt Securities. See Note 13 of Notes to Consolidated Financial Statements in the Company's 1995 Annual Report to Shareholders for a discussion of limitations on the ability of certain of the insurance subsidiaries to pay dividends.


                                USE OF PROCEEDS

     Unless otherwise indicated in the Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes.


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the Company's ratio of income before cumulative effect of changes in accounting principles to fixed charges which was computed by dividing income before cumulative effect of changes in accounting principles available for fixed charges (income before cumulative effect of changes in accounting principles, undistributed income of associated companies, income taxes and minority interest, adjusted for interest expense, amortization of debt issuance costs and one-third of rent expense) by fixed charges. Fixed charges include (a) interest costs, (b) amortization of debt issuance costs and (c) one-third of rent expense, which the Company believes represents the interest factor attributable to rent. Since no Preferred Stock was outstanding during the periods presented, the ratio of income before cumulative effect of changes in accounting principles to fixed charges and Preferred Stock dividends would be the same as the ratios presented here.


                                                                   NINE MONTHS
                                                                  -------------
                                                                      ENDED             YEARS ENDED DECEMBER 31,
                                                                  SEPTEMBER 30,  ---------------------------------------
                                                                  -------------
                                                                    1996   1995  1995  1994     1993      1992     1991
                                                                    ----   ----  ----  ----     ----      ----     ----
Ratio of income before cumulative effect of accounting changes
 to fixed charges...............................................   8.1x    8.0x   9.4x  2.6x(a)  4.4x(b)   --(b)   9.8x(a)
--------------

(a) Income available for fixed charges for the fiscal years ended December 31, 1994 and 1991 included $91.6 million and $417.6 million, respectively, of distribution of earnings on an equity investment held by the Company.

(b) Income before cumulative effect of changes in accounting principles was insufficient to cover fixed charges by $541.6 million for the year ended December 31, 1992. This deficit reflected a $1,500.0 million increase in claim reserves by Casualty, with respect to its potential exposure to asbestos-related bodily injury cases, resulting in an after-tax charge of $822.7 million against the Company's net income for the year ended December 31, 1992. In 1993, the Company added $500.0 million to such claim reserve, resulting in an after-tax charge of $270.1 million against the Company's net income for the year ended December 31, 1993.


                     DESCRIPTION OF SENIOR DEBT SECURITIES

     The following description of the Senior Debt Securities sets forth the material terms and provisions of the Senior Debt Securities to which any Prospectus Supplement may relate. The Senior Debt Securities are to be issued under an Indenture, dated as of March 1, 1986, between the Company and The Chase Manhattan Bank (National Association), as trustee (the "Trustee"), as supplemented by a first supplemental indenture, dated as of March 30, 1993, and a second supplemental indenture, dated as of February 18, 1997 (as supplemented, the "Senior Indenture"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference. The particular terms of the Senior Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Debt Securities, will be described in the Prospectus Supplement relating to such Senior Debt Securities. Capitalized terms not otherwise defined in this section have the meanings given to them in the Senior Indenture.

     The following summary of the material provisions of the Senior Indenture and the Senior Debt Securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Senior Indenture, including the definitions therein of certain terms, and such Senior Debt Securities. Wherever particular articles, sections or defined terms of the Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.


GENERAL

     The Senior Debt Securities will rank equally with all other unsecured and unsubordinated debt of the Company. As of September 30, 1996, approximately $1,171 million aggregate principal amount of existing debt of the Company would have ranked pari passu with the Senior Debt Securities. The Senior Indenture does not limit the amount of debt, either secured or unsecured, which may be issued by the Company under the Senior Indenture or otherwise. The Senior Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Senior Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

     Since the Company is a holding company, the right of the Company, and hence the rights of creditors and stockholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     Reference is made to the Prospectus Supplement for a summary of the following terms of the offered Senior Debt Securities (to the extent such terms are applicable to such Senior Debt Securities): (i) designation, aggregate principal amount, denomination and currency or currency unit; (ii) date of maturity; (iii) currency or currency units for which such Senior Debt Securities may be purchased and in which principal of, premium, if any, and any interest will or may be payable; (iv) interest rate or rates (or the manner of calculation thereof), if any; (v) the times at which any such interest will be payable; (vi) the place or places where the principal and interest, if any, will be payable; (vii) any redemption or sinking fund provisions; (viii) whether such Senior Debt Securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of certificates in bearer form; (ix) whether and under what circumstances the Company will pay additional amounts on such Senior Debt Securities held by a person who is not a U.S. person (as defined below) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Senior Debt Securities rather than pay such additional amounts;
(x) federal income tax consequences; (xi) whether and under what circumstances the Company will issue the Senior Debt Securities in whole or in part as Global Securities; (xii) applicable conversion or exchange privileges; and (xiii) any other specific terms of the offered Senior Debt Securities, including any terms which may be required by or advisable under United States laws or regulations. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States of America, its territories, possessions and all areas subject to its jurisdiction (the "United States"), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income tax regardless of its source.

     Senior Debt Securities may be presented for exchange, and registered Senior Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the Senior Debt Securities and as summarized in the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Senior Indenture. Senior Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

CONVERSION AND EXCHANGE

     The terms, if any, on which Senior Debt Securities of any series will be convertible into or exchangeable for Common Stock or Preferred Stock, property or cash, or a combination of any of the foregoing, will be summarized in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock or Preferred Stock to be received by the holders of the Senior Debt Securities would be calculated according to the factors and at such time as summarized in the related Prospectus Supplement.


GLOBAL SECURITIES

     Senior Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Unless otherwise specified by the Company, the Depository will be Depositary Trust Company, New York, New York. Global Securities may be issued only in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Senior Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Senior Debt Securities will be summarized in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Senior Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Senior Debt Securities or by the Company if such Senior Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Debt Securities represented by such Global Security for all purposes under the Senior Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Senior Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Senior Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Senior Indenture.

     Payments of principal of and any premium and any interest on individual Senior Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Senior Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Senior Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Senior Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for a series of Senior Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Senior Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Senior Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If a Depository for a series of Senior Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Senior Debt Securities of such series in exchange for the Global Security representing such series of Senior Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Senior Debt Securities, determine not to have any Senior Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Senior Debt Securities of such series in exchange for the Global Security or Securities representing such series of Senior Debt Securities. Individual Senior Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.


DEFEASANCE

     At the Company's option, either (a) the Company will be Discharged (as defined below) from any and all obligations in respect of any series of Senior Debt Securities or (b) the Company will cease to be under any obligation to comply with the restriction on its ability to merge, consolidate or sell assets set forth in the Senior Indenture, in either case if it deposits irrevocably with the Trustee, in trust, specifically for the benefit of the Holders of such series, money or U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent accountants in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of (including any sinking fund payments or analogous obligations), and interest on, the Senior Debt Securities of such series on the dates such payments are due in accordance with the terms of such Senior Debt Securities. To exercise such option, the Company is required to deliver to the Trustee an opinion of nationally recognized tax counsel to the effect that Holders of the Senior Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

     The term "Discharged" is defined to mean that the Company is deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Senior Debt Securities of such series and to have satisfied all the obligations under the Senior Indenture relating to the Senior Debt Securities of such series, except for (A) the rights of Holders of the Senior Debt Securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the Senior Debt Securities of such series when such payments are due, (B) the Company's obligations with respect to the Senior Debt Securities of such series with respect to registration, transfer, exchange, replacement of mutilated, destroyed, lost and stolen certificates, maintenance of a paying office and holding money in trust, and (C) the rights, powers, trusts, duties and immunities of the Trustee under the Senior Indenture.

     The term "U.S. Government Obligations" is defined to mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company, as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt (Article Fourteen).


MODIFICATION OF THE SENIOR INDENTURE

     Modifications and amendments of the Senior Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Senior Debt Securities affected by such modification or amendment; provided however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Debt Security affected thereby: (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Senior Debt Security;
(2) reduce the principal amount of or interest on, or any premium payable upon redemption of, any Senior Debt Security; (3) change certain other terms of payment of any Senior Debt Security; or (4) reduce the percentage of the principal amount of the Outstanding Senior Debt Security of any series, the consent of whose Holders is required to modify or amend the Senior Indenture or waive compliance with, or consent to certain defaults under, the provisions of the Senior Indenture (Section 902). The Board of Directors of the Company does not have the power to waive any of the covenants of the Senior Indenture, including those relating to consolidation, merger or sale of assets.


EVENTS OF DEFAULT, NOTICE AND WAIVER

     The following will be Events of Default with respect to any particular series of the Senior Debt Securities: (1) default in any payment of interest on such series when due, continued for 30 days; (2) default in any payment of principal and premium, if any, of, or sinking fund installment on, such series when due; (3) default in the performance, or breach, of any covenant or warranty of the Company applicable to such series continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; (4) default resulting in the acceleration of any indebtedness of the Company for money borrowed in excess of $100,000,000 under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not rescinded or annulled within 10 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; and (5) certain events of bankruptcy, insolvency or reorganization in respect of the Company (Section 501). No Event of Default with respect to a particular series of Senior Debt Securities necessarily constitutes an Event of Default with respect to any other series of Senior Debt Securities (Section 501).

     The Trustee will, within 90 days after the occurrence of any default with respect to any series of the Senior Debt Securities, give to the Holders thereof notice of such default known to the Trustee, unless such default has been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of such Senior Debt Securities or in the payment of any sinking fund installments, the Trustee will be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders thereof (Section
602).

     The Company will be required to furnish to the Trustee each year a statement as to the fulfillment by the Company of its obligations under the Senior Indenture (Section 1004).

     The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series may, in respect thereof, waive certain defaults and may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or with the Senior Indenture (Sections 512, 513). The Trustee has the right to decline to follow any such direction if the Trustee in good faith determines that the proceeding so directed would be unjustly prejudicial to the Holders of Senior Debt Securities of such series not joining in any such direction or would involve the Trustee in personal liability. The Senior Indenture provides that in case an Event of Default occurs and is continuing with respect to any series of the Senior Debt Securities, the Trustee will be required to exercise any of its rights and powers under the Senior Indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the direction of any of the Holders of such Senior Debt Securities unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in complying with such direction (Section 603).

     If an Event of Default occurs and is continuing with respect to the Senior Debt Securities of any series, the Trustee or the Holders of at least 25% in principal amount of such series may declare such series due and payable (Section
502).

     The Senior Indenture provides that no Holder of Senior Debt Securities of any series may institute any action against the Company under the Senior Indenture (except actions for payment of overdue principal or interest or premium, if any) unless the Holders of at least 25% in principal amount of such series have requested the Trustee to institute such action and have offered the Trustee reasonable indemnity, and the Trustee has not instituted such action within 60 days of such request (Section 507).


CONSOLIDATION, MERGER OR SALE OF ASSETS OF THE COMPANY

     The Company may not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Senior Debt Securities, if any, issued under the Senior Indenture and the performance of every covenant of the Senior Indenture on the part of the Company to be performed and (2) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, has happened and is continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made, will succeed to, and be substituted for, the Company under the Senior Indenture (Sections 801, 802).

     Other than the covenants described above, or as set forth in any accompanying Prospectus Supplement, the Senior Indenture and the Senior Debt Securities do not contain any covenants or other provisions designed to afford holders of the Senior Debt Securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving the Company.

CONCERNING THE TRUSTEE

     The Company and the Trustee may from time to time engage in normal and customary banking transactions.

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

     The following description of the Subordinated Debt Securities sets forth the material terms and provisions of the Subordinated Debt Securities to which any Prospectus Supplement may relate. The Subordinated Debt Securities are to be issued under an Indenture, dated as of December 1, 1985, between the Company and the Trustee, as supplemented by a first supplemental indenture, dated as of February 18, 1997, and a second supplemental indenture, dated as of February 18, 1997 (as supplemented, the "Subordinated Indenture"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference. The particular terms of the Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Subordinated Debt Securities, will be described in the Prospectus Supplement relating to such Subordinated Debt Securities. Capitalized terms not otherwise defined in this section have the meanings given to them in the Subordinated Indenture.

     The following summary of the material provisions of the Subordinated Indenture and the Subordinated Debt Securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Subordinated Indenture, including the definitions therein of certain terms, and such Subordinated Debt Securities. Wherever particular articles, sections or defined terms of the Subordinated Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

GENERAL

     The Subordinated Debt Securities will rank equally with all other unsecured and subordinated debt of the Company except for debt which may be subordinated to Senior Indebtedness but which by its terms is made expressly senior to the Subordinated Debt Securities. As of September 30, 1996, approximately $1,171 million aggregate principal amount of existing debt of the Company would have ranked senior to the Subordinated Debt Securities. The Subordinated Indenture does not limit the amount of debt, either secured or unsecured, which may be issued by the Company under the Subordinated Indenture or otherwise. The Subordinated Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Subordinated Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

     Since the Company is a holding company, the rights of the Company, and hence the rights of creditors and stockholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     Reference is made to the Prospectus Supplement for a summary of the following terms of the offered Subordinated Debt Securities (to the extent such terms are applicable to such Subordinated Debt Securities): (i) designation, aggregate principal amount, denomination and currency or currency unit; (ii) date of maturity; (iii) currency or currency units for which such Subordinated Debt Securities may be purchased and in which principal of, premium, if any, and any interest will or may be payable; (iv) interest rate or rates (or the manner of calculation thereof), if any; (v) the times at which any such interest will be payable; (vi) the place or places where the principal and interest, if any, will be payable; (vii) any redemption or sinking fund provisions; (viii) whether such Subordinated Debt Securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of certificates in bearer form; (ix) whether and under what circumstances the Company will pay additional amounts on such Subordinated Debt Securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Subordinated Debt Securities rather than pay such additional amounts; (x) federal income tax consequences; (xi) whether and under what circumstances the Company will issue the Subordinated Debt Securities in whole or in part as Global Securities; (xii) applicable conversion or exchange privileges; and (xiii) any other specific terms of the offered Subordinated Debt Securities, including any terms which may be required by or advisable under United States laws or regulations.

     Subordinated Debt Securities may be presented for exchange, and registered Subordinated Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the Subordinated Debt Securities and as summarized in the applicable Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Subordinated Indenture. Subordinated Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.


CONVERSION AND EXCHANGE

     The terms, if any, on which Subordinated Debt Securities of any series will be convertible into or exchangeable for Common Stock or Preferred Stock, property or cash, or a combination of any of the foregoing, will be summarized in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock or Preferred Stock to be received by the holders of the Subordinated Debt Securities would be calculated according to the factors and at such time as summarized in the related Prospectus Supplement.


GLOBAL SECURITIES

     Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Unless otherwise specified by the Company, the Depository will be The Depositary Trust Company, New York, New York. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Subordinated Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Subordinated Debt Securities will be summarized in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Subordinated Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Subordinated Debt Securities or by the Company if such Subordinated Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Subordinated Debt Securities represented by such Global Security for all purposes under the Subordinated Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Subordinated Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Subordinated Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Subordinated Indenture.

     Payments of principal of and any premium and any interest on individual Subordinated Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Subordinated Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Subordinated Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for a series of Subordinated Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Subordinated Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Subordinated Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If a Depository for a series of Subordinated Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Subordinated Debt Securities of such series in exchange for the Global Security representing such series of Subordinated Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Subordinated Debt Securities, determine not to have any Subordinated Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Subordinated Debt Securities of such series in exchange for the Global Security or Securities representing such series of Subordinated Debt Securities. Individual Subordinated Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.


DEFEASANCE

     At the Company's option, either (a) the Company will be Discharged (as defined below) from any and all obligations in respect of any series of Subordinated Debt Securities or (b) the Company will cease to be under any obligation to comply with the restriction on its ability to merge, consolidate or sell assets set forth in the Subordinated Indenture, in either case if it deposits irrevocably with the Trustee, in trust, specifically for the benefit of the Holders of such series, money or U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent accountants in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of (including any sinking fund payments or analogous obligations), and interest on, the Subordinated Debt Securities of such series on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities. To exercise such option, the Company is required to deliver to the Trustee an opinion of nationally recognized tax counsel to the effect that Holders of the Subordinated Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

     The term "Discharged" is defined to mean that the Company is deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Subordinated Debt Securities of such series and to have satisfied all the obligations under the Subordinated Indenture relating to the Subordinated Debt Securities of such series, except for (A) the rights of Holders of the Subordinated Debt Securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the Subordinated Debt Securities of such series when such payments are due, (B) the Company's obligations with respect to the Subordinated Debt Securities of such series with respect to registration, transfer, exchange, replacement of mutilated, destroyed, lost and stolen certificates, maintenance of a paying office and holding money in trust and (C) the rights, powers, trusts, duties and immunities of the Trustee under the Subordinated Indenture.

     The term "U.S. Government Obligations" is defined to mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company, as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt (Article Fifteen).

MODIFICATION OF THE SUBORDINATED INDENTURE

     Modifications and amendments of the Subordinated Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Subordinated Debt Securities affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Subordinated Debt Security affected thereby: (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Subordinated Debt Security; (2) reduce the principal amount of or interest on, or any premium payable upon the redemption of, any Subordinated Debt Security; (3) change certain other terms of payment of any Subordinated Debt Security; or (4) reduce the percentage of the principal amount of the Outstanding Subordinated Debt Security of any series, the consent of whose Holders is required to modify or amend the Subordinated Indenture or waive compliance with, or consent to certain defaults under, the provisions of the Subordinated Indenture (Section 902). The Board of Directors of the Company does not have the power to waive any of the covenants of the Subordinated Indenture, including those relating to consolidation, merger or sale of assets.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The following will be Events of Default with respect to any particular series of the Subordinated Debt Securities: (1) default in any payment of interest on such series when due, continued for 30 days; (2) default in any payment of principal and premium, if any, of, or sinking fund installment on, such series when due; (3) default in the performance, or breach, of any covenant or warranty of the Company applicable to such series continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; (4) default resulting in the acceleration of any indebtedness of the Company for money borrowed in excess of $100,000,000 under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not rescinded or annulled within 10 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; and (5) certain events of bankruptcy, insolvency or reorganization in respect of the Company (Section 501). No Event of Default with respect to a particular series of Subordinated Debt Securities necessarily constitutes an Event of Default with respect to any other series of Subordinated Debt Securities (Section 501).

     The Trustee will, within 90 days after the occurrence of any default with respect to any series of the Subordinated Debt Securities, give to the Holders thereof notice of such default known to the Trustee, unless such default has been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of such Subordinated Debt Securities or in the payment of any sinking fund installment, the Trustee will be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders thereof (Section 602).

     The Company will be required to furnish to the Trustee each year a statement as to the fulfillment by the Company of its obligations under the Subordinated Indenture (Section 1004).

     The Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of any series may, in respect thereof, waive certain defaults and may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or with the Subordinated Indenture (Sections 512, 513). The Trustee has the right to decline to follow any such direction if the Trustee in good faith determines that the proceeding so directed would be unjustly prejudicial to the Holders of Subordinated Debt Securities of such series not joining in any such direction or would involve the Trustee in personal liability. The Subordinated Indenture provides that in case an Event of Default occurs and is continuing with respect to any series of the Subordinated Debt Securities, the Trustee will be required to exercise any of its rights and powers under the Subordinated Indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the direction of any of the Holders of such Subordinated Debt Securities unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in complying with such direction (Section 603).

     If an Event of Default occurs and is continuing with respect to the Subordinated Debt Securities of any series, the Trustee or the Holders of at least 25% in principal amount of such series may declare such series due and payable (Section 502).

     The Subordinated Indenture provides that no Holder of Subordinated Debt Securities of any series may institute any action against the Company under the Subordinated Indenture (except actions for payment of overdue principal or interest or premium, if any) unless the Holders of at least 25% in principal amount of such series have requested the Trustee to institute such action and have offered the Trustee reasonable indemnity, and the Trustee has not instituted such action within 60 days of such request (Section 507).

CONSOLIDATION, MERGER OR SALE OF ASSETS OF THE COMPANY

     The Company may not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Subordinated Debt Securities, if any, issued under the Subordinated Indenture and the performance of every covenant of the Subordinated Indenture on the part of the Company to be performed and (2) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, has happened and is continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made, will succeed to, and be substituted for, the Company under the Subordinated Indenture (Sections 801, 802).

     Other than the covenants described above, or as set forth in any accompanying Prospectus Supplement, the Subordinated Indenture and the Subordinated Debt Securities do not contain any covenants or other provisions designed to afford holders of the Subordinated Debt Securities protection in the event of a takeover, recapitalization or highly leveraged transaction involving the Company.


SUBORDINATION

     The indebtedness represented by the Subordinated Debt Securities is subordinated in right of payment to existing and future Senior Indebtedness, as described in the Subordinated Indenture and any accompanying Prospectus Supplement (Section 1301). The term "Senior Indebtedness" means (i) all indebtedness for money borrowed incurred by the Company, unless the terms of the instrument or instruments by which such indebtedness is incurred or created expressly provide that such indebtedness is subordinate to, or pari passu with, the Subordinated Debt Securities or that such indebtedness is not superior in right of payment to the Subordinated Debt Securities, (ii) any other indebtedness, obligation or liability incurred by the Company (including any guaranty, endorsement or other contingent obligation of the Company in respect of, or to purchase, or otherwise acquire, any obligation of another), direct or indirect, absolute or contingent, or matured or unmatured, which is specifically designated by the Company as Senior Indebtedness in the instruments evidencing said indebtedness, obligation or liability at the time of the issuance or incurrence thereof, or (iii) any deferral, renewal or extension of any of the foregoing.

     By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of Subordinated Debt Securities will be required to pay over their share of such distribution in respect of the Subordinated Debt Securities to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of Subordinated Debt Securities (Section 1301).


CONCERNING THE TRUSTEE

     The Company and the Trustee may from time to time engage in normal and customary banking transactions.


                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue up to 100,000,000 shares of Preferred Stock, par value $0.10 per share, in one or more series. All shares of Preferred Stock, irrespective of series, constitute one and the same class. The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the

Preferred Stock. Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be set forth in the Certificate of Designations, and summarized in the Prospectus Supplement, relating to such series of Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below.


GENERAL

     The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of Preferred Stock. The terms of a particular series of Preferred Stock may differ, among other things, in (1) the designation and number of shares comprising such series; (2) the dividends, if any, which shall be payable on the shares of such series and any preferences and other terms and conditions applicable thereto; (3) any rights and preferences of the holders of the shares of such series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribution of the assets of, the Company; (4) the full, limited or special voting rights, if any, of the shares of such series, in addition to voting rights provided by law, and the terms and conditions applicable thereto; (5) any provision with respect to the conversion of the shares of such series into, or the exchange of such shares for, shares of any other class or classes, or of any other series of any class, of the capital stock of the Company and/or any other property or cash, and the terms and conditions applicable to any such conversion or exchange; (6) any provision with respect to the redemption, purchase, or retirement of such shares and the terms and conditions applicable thereto; (7) any provision with respect to the issuance of additional shares of such series or of any other class or series on a parity with or superior to the shares of such series; and (8) any other relative, participating, optional or special powers, preferences, or rights of, and any other qualifications, limitations, or restrictions with respect to, the shares of such series as the Board of Directors may deem advisable. Unless otherwise specifically set forth in the Certificate of Designations, and summarized in the Prospectus Supplement, relating to a series of Preferred Stock, all shares of Preferred Stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the Preferred Stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all Preferred Stock, then such assets shall be distributed among the holders ratably.

     Since the Company is a holding company, the right of the Company, and hence the right of creditors and stockholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.


     The description of certain provisions of the Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Certificate of Incorporation and the Certificate of Designations that relates to a particular series of Preferred Stock, which will be filed with the Commission at or prior to the time of the sale of the related Preferred Stock.


DIVIDEND RIGHTS

     Except as may be set forth in the Certificate of Designations, and summarized in the Prospectus Supplement relating to a series of Preferred Stock, the holders of Preferred Stock will be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the Certificate of Designations, and summarized in the Prospectus Supplement relating to a particular series of Preferred Stock, and no more, payable quarterly. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends payable on the Preferred Stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360 day year and for a period of a full calendar quarter, will be computed on the basis of a 360 day year consisting of twelve 30 day months. Except as may be set forth in the Prospectus Supplement relating to a series of Preferred Stock, such dividends will be payable from, and will be cumulative from, the date of original issue of each share, so that, if in any quarterly dividend period (being the period between such dividend payment dates), dividends at the rate or rates as set forth in the Certificate of Designations, and summarized in the Prospectus Supplement, relating to such series of Preferred Stock have not been declared and paid or set apart for payment on all outstanding shares of Preferred Stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency will be declared and fully paid or set apart for payment, but without interest, before any dividends are declared or paid or set apart for payment on the Common Stock by the Company. After payment in full of all dividend arrearages on the Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.


REDEMPTION

     The Company will have such rights, if any, to redeem shares of Preferred Stock, and the holders of Preferred Stock will have such rights, if any, to cause the Company to redeem shares of Preferred Stock, as may be set forth in the Certificate of Designations, and summarized in the Prospectus Supplement, relating to a series of Preferred Stock.


CONVERSION OR EXCHANGE

     The holders of Preferred Stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of the capital stock of the Company and/or any other property or cash, as may be set forth in the Certificate of Designations, and summarized in the Prospectus Supplement, relating to a series of Preferred Stock.


VOTING RIGHTS

     The holders of Preferred Stock will have such voting rights, if any, as may be set forth in the Certificate of Designations, and summarized in the Prospectus Supplement relating to a series of Preferred Stock.

     The holders of the outstanding shares of a series of Preferred Stock will be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the Restated Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such series of Preferred Stock, increase or decrease the par value of the shares of such series of Preferred Stock, or alter or change the powers, preferences, or special rights of the shares of such series of Preferred Stock so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of Preferred Stock so as to affect them adversely, but will not so affect the entire series, then only the shares of the series so affected by the amendment will be considered a separate series for purposes of this paragraph. The number of authorized shares of any such series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote irrespective of the previous two sentences, if so provided in the Restated Certificate of Incorporation, in any amendment thereto which created such series of Preferred Stock or which was adopted prior to the issuance of any shares of such series of Preferred Stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such series of Preferred Stock. This paragraph reflects legal requirements under current Delaware law and is subject to any amendments to such law.

     The foregoing voting provisions will not apply if, in connection with the matters specified, provision is made for the redemption or retirement of all outstanding Preferred Stock.


LIQUIDATION RIGHTS

     Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Preferred Stock will have such preferences and priorities, if any, with respect to distribution of the assets of the Company or the proceeds thereof as may be set forth in the Certificate of Designations and summarized in the Prospectus Supplement relating to a series of Preferred Stock.


MISCELLANEOUS

     The transfer agent, dividend disbursing agent and registrar for the Preferred Stock issued in connection with this Prospectus will be as set forth in the Certificate of Designations and summarized in the Prospectus Supplement. The holders of Preferred Stock, including any Preferred Stock issued in connection with this Prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of the Company. When issued, the Preferred Stock will be fully paid and nonassessable. The Certificate of Designations setting forth the provisions of each series of Preferred Stock will become effective after the date of this Prospectus but on or before issuance of the related series of Preferred Stock.


                          DESCRIPTION OF COMMON STOCK

     Under the Restated Certificate of Incorporation, the Company is authorized to issue up to 400,000,000 shares of Common Stock, par value $1.00 per share. On January 15, 1997, there were outstanding 115,000,000 shares of Common Stock.


     The following description is a summary of certain provisions of the Common Stock and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Company's By-laws and Restated Certificate of Incorporation. The Prospectus Supplement relating to an offering of Common Stock (or securities convertible into Common Stock) will describe terms relevant thereto, including the number of shares offered, the initial offering price and market price and dividend information.


GENERAL

     Each holder of Common Stock is entitled to one vote for each share held on all matters voted upon by the stockholders of the Company, including the election of directors. The Common Stock does not have cumulative voting rights. The election of members of the Board of Directors is decided by the holders of a plurality of the shares entitled to vote in person or by proxy at a meeting for the election of directors. See "Description of Preferred Stock--Voting Rights" for a discussion of the voting rights of any Preferred Stock that may be issued in the future.

     In the event of any liquidation, dissolution or winding up of the Company, after the payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which holders of the Company's Preferred Stock are entitled (if any shares of Preferred Stock are then outstanding), the holders of Common Stock are entitled to share equally in the remaining assets of the Company.

     The outstanding shares of Common Stock are, and any shares of Common Stock offered hereby upon issuance and payment therefor will be, fully paid and non-assessable. The Common Stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

     The Common Stock is listed on the New York Stock Exchange (symbol "LTR").


DIVIDENDS

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor subject to the rights of the holders of any outstanding shares of Preferred Stock. The holders of Common Stock share equally, share for share, in such dividends. The Company has paid quarterly cash dividends on its Common Stock in each year since 1967. Regular dividends of $.12-1/2 per share of Common Stock outstanding were paid in each calendar quarter of 1994 and in each of the first three quarters of 1995. In the fourth quarter of 1995, the Company increased its dividend to $.25 per share and regular dividends of $.25 per share of Common Stock outstanding were paid in such quarter and in each calendar quarter of 1996. There can be no assurance that the Company will continue to pay quarterly dividends or that, if paid, the amount of any dividend payments will not decrease.


TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services, LLC, 450 West 33rd Street, New York, New York 10001.


                              PLAN OF DISTRIBUTION

     The Company may sell the Securities: (i) through underwriters or dealers;
(ii) through agents; (iii) directly to one or more purchasers; or (iv) through a combination of any such method of sale. The Prospectus Supplement with respect to the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers and any securities exchanges on which such Securities may be listed.

     If underwriters or dealers are used in the sale, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent (or the method by which such commissions can be determined) will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     There is currently no market for any of the Securities, other than the Common Stock. If the Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform the Company that it intended to make a market in the Securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the Securities. The Company does has no current plans for listing of the Debt Securities or Preferred Stock on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular Debt Securities or Preferred Stock will be described in the applicable Prospectus Supplement.


                                 LEGAL OPINIONS

     Unless otherwise set forth in the Prospectus Supplement, the validity of the Securities offered hereby will be passed upon for the Company by the General Counsel of the Company, and for the underwriters by Mayer, Brown & Platt, New York, New York. Mayer, Brown & Platt also represents, from time to time, CNA.


                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses (all of which will be borne by the Company) incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (if any). All of the amounts shown are estimates, except the SEC registration fee.

     SEC registration fee..........  $303,030
     Rating agency fees............   100,000
     Trustee fees & expenses.......     5,000
     Printing and engraving........    50,000
     Legal fees and expenses.......    25,000
     Accounting fees and expenses..    20,000
     Miscellaneous.................    56,970
                                     --------
     Total.........................  $560,000
                                     ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 145 of the Delaware General Corporation Law which provides for indemnification of directors and officers in certain circumstances.

     Article 8, Section 8.1 of the Company's By-Laws provides as follows: "The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the [Delaware] General Corporation Law, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 8.1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article 8 and the relevant provisions, of the [Delaware] General Corporation Law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing, with respect to any state of facts then or theretofore existing, or any action, suit or proceeding theretofore, or thereafter brought or threatened based in whole or in part upon any such state of facts."

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See the Exhibit Index which is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant's articles of incorporation or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 20,
1997.

                                    LOEWS CORPORATION


                                    By:/s/ Laurence A. Tisch
                                       ---------------------
                                    Name: Laurence A. Tisch
                                    Title: Co-Chairman of the Board and
                                           Co-Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below constitutes and appoints Barry Hirsch, Roy E. Posner and Gary W. Garson and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their respective capacities on the 20th day of February, 1997.


              Name                                          Description
              ----                                          -----------

      /s/ Laurence A. Tisch    Co-Chairman of the Board and Co-Chief Executive Officer
    -------------------------  (Principal Executive Officer)
        Laurence A. Tisch




        /s/ Roy E. Posner      Senior Vice President and Chief Financial Officer (Principal
    -------------------------  Financial Officer and Principal Accounting Officer)
          Roy E. Posner




         /s/ Guy A. Kwan       Controller
    -------------------------
           Guy A. Kwan


     /s/ Charles B. Benenson   Director
    -------------------------
       Charles B. Benenson

        /s/ John Brademas      Director
    -------------------------
          John Brademas



    /s/ Dennis H. Chookaszian  Director
    -------------------------
      Dennis H. Chookaszian



       /s/ Bernard Myerson     Director
    -------------------------
         Bernard Myerson



       /s/ Edward J. Noha      Director
    -------------------------
         Edward J. Noha



       /s/ Gloria R. Scott     Director
    -------------------------
         Gloria R. Scott



       /s/ Andrew H. Tisch     Director
    -------------------------
         Andrew H. Tisch



       /s/ James S. Tisch      Director
    -------------------------
         James S. Tisch



      /s/ Jonathan M. Tisch    Director
    -------------------------
        Jonathan M. Tisch



      /s/ Preston R. Tisch     Director
    -------------------------
        Preston R. Tisch

                                 EXHIBIT INDEX


EXHIBIT NUMBER                             DESCRIPTION OF DOCUMENTS                                     PAGE
--------------                             ------------------------                                     ----
           1.1  Form of Underwriting Agreement.                                                           *
           4.1  Senior Indenture, dated as of March 1, 1986, between the Company and The
                Chase Manhattan Bank (National Association), as Trustee (the "Senior
                Trustee"), is incorporated by reference to Exhibit 4(a) of the Company's
                Registration Statement (No. 33-3829).
           4.2  Form of Senior Debt Securities, see Exhibit 4.1.
           4.3  Senior First Supplemental Indenture, dated as of March 30, 1993, between the Company and the Senior Trustee, is incorporated by reference to
                Exhibit B of the Company's Current Report on Form 8-K filed with the
                Commission on June 3, 1993.                                                                *
           4.4  Senior Second Supplemental Indenture, dated as of February 18,                            *
                1997, between the Company and the Senior Trustee.
           4.5  Subordinated Indenture, dated as of December 1, 1985, between the Company and The Chase Manhattan Bank (National Association) (as successor to
                Chemical Bank), as Trustee (the "Subordinated Trustee"), is incorporated by reference to Exhibit 4.1 of the Company's Registration Statement (No. 33-
                2026).
           4.6  Form of Subordinated Debt Securities, see Exhibit 4.5.
           4.7  Subordinated First Supplemental Indenture, dated as of February 18,                       *
                1997, between the Company and the Subordinated Trustee.
           4.8  Subordinated Second Supplemental Indenture, dated as of February                          *
                18, 1997, between the Company and the Subordinated Trustee.
           4.9  Restated Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3 to the Company's Report on Form 10-Q for the quarter ended June 30, 1996.
          4.10  By-Laws of the Company are incorporated by reference to Exhibit 3.01 to the
                Company's Report on Form 10-Q for the quarter ended September 30, 1996.
           5.1  Opinion of General Counsel of the Company.                                                *
          12.1  Computation of ratio of earnings to fixed charges.                                        *
          23.1  Consent of Deloitte & Touche LLP.                                                         *
          23.2  Consent of General Counsel of the Company. (included in Exhibit 5.1).
          24.1  Powers of Attorney (included on signature page).
          25.1  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture             *
                Act of 1939 of The Chase Manhattan Bank.

-----------------------------
          * Filed herewith
                                     II-5